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Thursday June 3, 1999
COMPANY PRESS RELEASE


       ADVANCED COMMUNICATIONS EXECUTES DEFINITIVE AGREEMENTS
                      TO BECOME WORLDPAGES.COM


ST. LOUIS (June 3, 1999) Advanced Communications Group, Inc. (ACG, listed NYSE: ADG) today announced the execution of definitive agreements to acquire the outstanding stock of YPtel Corporation, WebYP, Inc. (d/b/a WorldPages.com) and a web site production company, Big Stuff, Inc. Upon closing, ACG will be re-named WorldPages.com and its stock will continue to be traded on the NYSE under a new symbol. The transaction's closing is subject to shareholder and regulatory approvals and is expected to be completed during the third calendar quarter.

Commenting on the agreement, Richard O'Neal, chairman and chief executive officer of ACG said, "It is with great pleasure and excitement that we announce the completion of this milestone event in becoming WorldPages.com. The market has responded very favorably to our plan to establish the world's premier Internet yellow pages network, which will be fully integrated with the highly-profitable local print yellow page directories."

The new company, WorldPages.com, had approximately $84.9 million in revenue and $13.4 million in earnings before interest, taxes, depreciation and amortization (EBITDA) for the twelve months ended March 31, 1999, on a pro forma basis excluding ACG's telecom operations and assuming the acquisitions occurred on April 1, 1998. The companies to be acquired had pro forma revenue and EBITDA during the same period of $37.2 million and $6.6 million, respectively. Included in these amounts were the combined revenue and EBITDA of Big Stuff, Inc. and WorldPages.com of $2.4 million and a loss of $0.7 million, respectively.

ACG expects to issue approximately 12.5 million common shares as consideration for the acquisitions, subject to adjustments based on capital contributions made by existing shareowners of the companies to be acquired during the period preceding the closing and the amount received from the sale of ACG's telecom operations. In addition, certain noteholders of ACG, including ACG's chairman and CEO, plan to convert a $15 million note from the company to approximately 2.8 million shares of ACG common stock. As a result, the company expects the diluted shares outstanding to be approximately 39 million at closing.

WorldPages.com will serve a market poised for growth at the intersection of Internet & yellow pages advertising and e-commerce. Mecklermedia projects that 57 percent of all U.S. businesses plan to participate in e-commerce by next year. With over 87 million Americans online, according to NUA Interactive, the Internet has already become a multi-billion dollar advertising and retail e-commerce vehicle. The research findings of Forrester and SIMBA suggest that Internet advertising will grow to about $20 billion by 2003 with worldwide e-commerce totaling over $3.2 trillion, which is about 5% of projected world trade. "It is our view that WorldPages.com is uniquely positioned to take advantage of these trends," added O'Neal.

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The mission of WorldPages.com is to facilitate transactions through advertising, web site production & design and e-commerce between buyers and sellers worldwide by establishing the world's premier Internet yellow pages network that is integrated with local print yellow page directories. WorldPages.com plans to accomplish this mission and capitalize on the market opportunity through several strategies including:

* establishing WorldPages.com as an international brand, in part by branding the front covers of millions of yellow pages print directories, which are distributed annually;

* leveraging the large direct sales force of over 400 in-house representatives and hundreds of additional salespeople from the over 80 independent yellow pages companies with which Worldpages.com has sales agreements to sell Internet advertising and web site production services to both prospective customers and its own 80,000 existing print directories advertisers;

* developing additional partnerships with major Internet portals and software & hardware companies;

* developing further content partnerships;

* establishing the web factory for centralized site design, production & maintenance, which currently hosts over 120,000 web sites;

* expanding WorldPages.com's presence internationally; and

* growing the print directories business to provide the capital necessary to expand the Internet publishing and e-commerce customer bases.

WorldPages.com continues to win recognition and awards as one of the world's top web sites. During May 1999, Windows Magazine named
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WorldPages.com one of the 101 best business web sites, and, in January
1999, PC Magazine ranked WorldPages.com as one of the top 100 web
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sites. In addition, WorldPages.com has working relationships with many industry leaders such as Microsoft, Packard Bell and Sony/ETAK. Through WorldPages.com, customers have direct access to over 115 million U.S. and Canadian white and yellow page listings, 9 million e-mail addresses, 30 million URLs, and links to over 300 directories worldwide.

Richard O'Neal Chairman and Chief Executive Officer, stated, "WorldPages.com has a talented and experienced group of professionals joining me on the executive team. Our key members include: Rick Klein, currently president & COO of WorldPages.com; Douglas McIntyre, the president & CEO of YPtel; Dick Reid, currently both president of Big Stuff, Inc. & CEO of WorldPages.com; and Ed Truant, currently the CFO of YPtel. We share a common vision of extraordinary growth for WorldPages.com."

The incoming board of directors for WorldPages.com is composed of eight members including three nominees from the current boards of ACG and YPtel. Current nominees include Wilmot L. Matthews, Robert E. Flynn, and George D. Anderson from YPtel and Richard O'Neal, Robert F. Benton and Marvin C. Moses from ACG. WorldPages.com is seeking to fill its remaining board seats with successful senior executives from Internet and e-commerce businesses.

Please visit www.acginc.net and find the world at www.worldpages.com.
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